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                                                                    EXHIBIT 4.3

                                    N2K INC.

                              AMENDED AND RESTATED
                             1996 STOCK OPTION PLAN

                                    ARTICLE I

                                 PURPOSE OF PLAN

         The N2K Inc. Amended and Restated 1996 Stock Option Plan (the "Plan") is adopted by the Board of Directors and stockholders of N2K Inc., a Pennsylvania corporation (the "Company") effective as of July 15, 1996. The Plan is intended to advance the best interests of the Company by providing directors, executives and other key employees of the Company or any Subsidiary who have substantial responsibility for the management and growth of the Company or any Subsidiary with additional incentives by allowing such directors, executives and other key employees to acquire an ownership interest in the Company. The Plan represents a continuation of the 1996 Stock Option Plan of Telebase Systems, Inc., a predecessor of the Company. All stock options granted under the Plan prior to July 15, 1996 shall remain subject to the terms and conditions of the Plan as in effect on the date of grant of such options.

                                   ARTICLE II

                                   DEFINITIONS

         For purposes of the Plan, except as otherwise provided in the applicable Option Agreement, the following terms have the indicated meanings:

         "BOARD" means the Board of Directors of the Company.

         "CAUSE," unless otherwise determined by the Committee, means (i) a Participant's action or failure to act which (a) would materially adversely affect the reputation, operations or financial condition of the Company or any of its Subsidiaries; (ii) a willful failure by the Participant to perform such Participant's duties, except as a result of the Disability or death of the Participant; or (iii) a Participant's theft, embezzlement, perpetration of fraud, or misappropriation of any tangible or intangible assets or property of the Company or any of its Subsidiaries or attempted theft, embezzlement, perpetration of fraud, or misappropriation of any tangible or intangible assets or property of the Company or any of its Subsidiaries.

         "CHANGE OF CONTROL" of the Company shall mean the occurrence of one of the following events: (i) an event of a nature that would be required to be reported in response to Item 1(a) of the current report on Form 8-K pursuant to
Section 13 or 15(d) of the Securities Exchange; (ii) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that


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any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall be, for purposes of this clause (ii), considered as though he were a member of the Incumbent Board; (iii) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction occurs in which the Company is not the resulting entity;
(iv) a proxy statement shall be distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company with one or more corporations, as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Company; (v) a tender offer is made for 20% or more of the voting securities of the Company then outstanding; or (vi) a sale of all or substantially all (more than 50%) of the assets of the Company in a single transaction or a series of related transactions.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMITTEE" means the Compensation Committee or such other committee of the Board as the Board may designate to administer the Plan or, if for any reason the Board has not designated such a committee or acts in place of such a Committee, the Board. The Committee, if other than the Board, shall be comprised of three or more directors as appointed from time to time by the Board.

         "COMMON STOCK" means the authorized but unissued Common Stock, par value $.001 per share, of the Company.

         "COMPANY" has the meaning ascribed thereto in the first paragraph hereof.

         "DISABILITY" shall mean permanent and total disability, as defined in
Section 22(e) of the Code.

         "FAIR MARKET VALUE" per share on any given date means the last reported sales price of the Common Stock on the NASDAQ National Market on the date as of which fair market value is to be determined or, in the absence of any reported sales of Common Stock on such date, on the first preceding date on which any such sale shall have been reported. If at any time the Common Stock is not listed on the NASDAQ National Market, the Fair Market Value per share shall be determined by the Committee in good faith based on such factors as the members thereof, in the exercise of their business judgment, consider relevant.

         "INCENTIVE STOCK OPTION" shall mean any Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code or any successor provision.

         "OPTION AGREEMENT" has the meaning ascribed thereto in Section 5.1.

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         "OPTIONS" has the meaning ascribed thereto in Article IV.

         "PARTICIPANT" means any director (including any non-employee director), executive or other key employee of the Company or any Subsidiary who has been selected to participate in the Plan by the Committee.

         "PLAN" has the meaning ascribed thereto in the first paragraph hereof.

         "SUBSIDIARY" means any subsidiary corporation (as such term is defined in Section 424(f) of the Code) of the Company, whether now existing or hereafter created.

                                   ARTICLE III

                                 ADMINISTRATION

         The Plan shall be administered by the Committee. Subject to the limitations of the Plan, the Committee shall have the sole and complete authority to: (i) select Participants, (ii) grant Options to Participants in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions and conditions upon each Option as it shall deem appropriate (which need not be identical), including but not limited to the vesting schedule for each Option granted, and modify or amend the terms of each outstanding Option (subject to the provisions of Section 6.6 hereof), (iv) interpret the Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) correct any defect or omission or reconcile any inconsistency in the Plan or in any Options granted under the Plan, (vi) reduce the exercise price per share of outstanding and unexercised Options, (vii) accelerate or defer the exercise price per share of any outstanding Option, (viii) authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Committee, and (ix) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee's determinations on matters within its authority shall be final, conclusive and binding upon the Participants, the Company and all other persons. All expenses associated with the administration of the Plan shall be borne by the Company. The Committee may, as approved by the Board and to the extent permissible by law, delegate any of its authority hereunder to such persons or entities as it deems appropriate.

                                   ARTICLE IV

                         LIMITATION ON AGGREGATE SHARES

         The number of shares of Common Stock with respect to which stock purchase options ("Options") may be granted under the Plan shall not exceed, in the aggregate, 6,600,000, subject to adjustment in accordance with Section 6.3. To the extent any Options expire unexercised or are cancelled, terminated or forfeited in any manner without the issuance

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of Common Stock thereunder, such shares shall again be available under the Plan.
The shares of Common Stock available under the Plan may consist of authorized and unissued shares, treasury shares or a combination thereof, as the Committee shall determine.

                                    ARTICLE V

                                     AWARDS

         5.1 GRANT OF OPTIONS. The Committee may grant Options to Participants from time to time in accordance with this Article V. Each Option granted hereunder to a Participant shall be embodied in a written Option Agreement (the "OPTION AGREEMENT") which shall be signed by the Participant and by a duly authorized officer of the Company for and in the name and on behalf of the Company and shall be subject to the terms and conditions prescribed herein and to any other terms and conditions which the Committee shall deem necessary and desirable in its sole discretion. Options granted under the Plan may be nonqualified stock options or Incentive Stock Options as specified by the Committee. The exercise price per share of Common Stock under each Option shall be fixed by the Committee at the time of grant of the Option and shall equal at least 100% of the Fair Market Value of a share of Common Stock on the date of grant. Options shall be exercisable at such time or times as the Committee shall determine; provided, however, that to the extent that the aggregate Fair Market Value of the Common Stock (determined as of the date of Option grant) with respect to which Incentive Stock Options (but not nonqualified options) are exercisable for the first time by a Participant during any calendar year (under all stock option plans of the Company, any Subsidiary or any parent corporation) shall exceed $100,000 or such higher amount as may be permitted from time to time under the Code, such Options shall be treated as nonqualified stock options. The Committee shall determine the exercise period for each Option, which period shall not exceed ten years from the date of grant of the Option. In addition, no Options shall be granted hereunder after the tenth anniversary of the adoption of the Plan.

         5.2 EXERCISE PROCEDURE. Options shall be exercisable to the Company (to the attention of the Company's Secretary) accompanied by payment in full of the applicable exercise price in cash, certified check, bank draft or money order or such other method as the Committee may agree. The Committee, in its sole discretion, and subject to such conditioning as the Committee may determine, may permit the exercise of an Option by delivery of a promissory note.

         5.3 EXCHANGE OF PREVIOUSLY ACQUIRED STOCK. The Committee, in its sole discretion and subject to such conditions as the Committee may determine, may permit the exercise price for the shares being acquired upon the exercise of an Option to be paid, in full or in part, by the delivery to the Company of a number of shares of Common Stock bearing an aggregate Fair Market Value as of the date of exercise equal to part or all of such exercise period.

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         5.4 WITHHOLDING TAX REQUIREMENTS. It shall be a condition of the exercise of any Option that the Participant exercising the Option make appropriate payment or other provision acceptable to the Company with respect to any withholding tax requirement arising from such exercise. The amount of withholding tax required, if any, with respect to any Option exercise (the "WITHHOLDING AMOUNT") shall be determined by the Treasurer or other appropriate officer of the Company, and the Participant shall furnish such information and make such representations as such officer requires to make such determination. If the Company determines that withholding tax is required with respect to any Option exercise, the Company shall notify the Participant of the Withholding Amount, and the Participant shall pay to the Company an amount not less than the Withholding Amount. In lieu of making such payment, the Participant may elect to pay the Withholding Amount by either (i) surrendering to the Company a number of shares of Common Stock having an aggregate Fair Market Value as of the "measurement date" (as defined below) not less than the Withholding Amount or
(ii) directing the Company to withhold (and not to deliver or issue to the Participant) a number of shares of Common Stock otherwise issuable upon the exercise of the Option having an aggregate Fair Market Value as of the measurement date not less than the Withholding Amount. In addition, if the Committee approves, a Participant may elect, pursuant to the immediately preceding sentence, to deliver or direct the withholding of shares of Common Stock having an aggregate Fair Market Value in excess of the minimum Withholding Amount but not in excess of the Participant's tax liability in connection with the Option exercised based on the highest applicable marginal combined federal income and state income tax rate, as estimated in good faith by such Participant. Any fractional share interests resulting from the delivery or withholding of shares of Common Stock to meet withholding tax requirements shall be settled in cash. All amounts paid to or withheld by the Company and the value of all shares of Common Stock delivered to or withheld by the Company pursuant to this Section 5.4 shall be deposited in accordance with applicable law by the Company as withholding tax for the Participant's account. If the Treasurer or other appropriate officer of the Company determines that no withholding tax is required with respect to the exercise of any Option (because such Option is an Incentive Stock Option or otherwise), but subsequently it is determined that the exercise resulted in taxable income as to which withholding is required (as a result of a disposition of shares or otherwise), the Participant shall promptly, upon being notified of the withholding requirement, pay to the Company by means acceptable to the Company the amount required to be withheld; and at its election the Company may condition any transfer of shares issued upon exercise of an Incentive Stock Option upon receipt of such payment. The term "MEASUREMENT DATE" as used in this Section 5.4 shall mean the date on which any taxable income resulting from the exercise of an Option is determined under applicable federal income tax law.

         5.5 CONDITIONS AND LIMITATIONS ON EXERCISE. At the sole discretion of the Committee, Options may be made exercisable, in one or more installments, upon (i) the happening of certain events, (ii) the passage of a specified period of time, (iii) the fulfillment of certain conditions and/or (iv) the achievement by the Company or a Subsidiary, as the case may be, of certain performance goals. Unless the Committee specifies otherwise in the Option Agreement, every Option granted pursuant to this Plan will vest and become exercisable with respect to 25% of the Common Stock issuable upon exercise thereof (rounded to the nearest

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whole share) on each of the first, second and third anniversaries of the date of grant and the remainder shall vest on the fourth anniversary of the date of grant. In the event of a Change of Control the Company or in the event of termination of a Participant's employment other than for Cause, death, Disability or voluntary quitting, the Committee may provide, in its sole discretion, that the outstanding Options under the Plan, which have not yet vested, shall become immediately exercisable and that any outstanding Options which are immediately exercisable shall terminate, if not exercised as of the date of the Change of Control of the Company or any other designated date, or that such Options shall thereafter represent only the right to receive the excess of the consideration per share of Common Stock offered in such Change of Control of the Company over the exercise price of such Options.

         5.6 EXPIRATION OF OPTIONS.

         (a) NORMAL EXPIRATION. In no event shall any part of any Option be exercisable after the stated date of expiration thereof.

         (b) EARLY EXPIRATION UPON TERMINATION OF EMPLOYMENT. Except as otherwise provided in the applicable Option Agreement, upon termination for any reason of a Participant's employment with the Company and its Subsidiaries, all Options or portions thereof held by such Participant that are not vested and exercisable on the date of such termination shall expire and be forfeited as of such date and all vested Options held by such Participant shall expire to the extent not theretofore exercised on the ninetieth (90th) day (one year if termination is caused by the Participant's death or Disability) following the date of such termination.

                                   ARTICLE VI

                               GENERAL PROVISIONS

         6.1 LISTING, REGISTRATION AND LEGAL COMPLIANCE. If at any time the Committee determines, in its discretion, that the listing, registration or qualification of the shares subject to Options upon any securities exchange or under any state or federal securities or other law or regulation, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition to or in connection with the granting of Options or the purchase or issuance of shares thereunder, no Options may be granted or exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The holders of such Options will supply the Company with such certificates, representations and information as the Company shall request and shall otherwise cooperate with the Company in obtaining such listing, registration, qualification, consent or approval. If the Company, as part of an offering of securities or otherwise, finds it desirable because of federal or state regulatory requirements to reduce the period during which any Options may be exercised, the Committee may, in its discretion and without the Participant's consent, so reduce such period on not less than 15 days' written notice to the holders thereof.

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         6.2 OPTIONS NOT TRANSFERABLE. Options may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the Participant to whom they were granted, may be exercised only by such Participant (or his or her legal guardian or legal representative). In the event of the death of a Participant, exercise of Options granted hereunder to such Participant which are vested as of the date of death may be made only by the executor or administrator of such Participant's estate or the person or persons to whom such Participant's rights under the Options pass by will or the laws of descent and distribution.

         6.3 ADJUSTMENTS. In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the shares of Common Stock, the Board or the Committee shall, in order to prevent the dilution or enlargement of rights under the Plan or outstanding Options, adjust the number and type of shares as to which options may be granted under the Plan, the number and type of shares covered by outstanding Options, the exercise prices specified therein and other provisions of this Plan which specify a number of shares, all as such Board or Committee determines to be appropriate and equitable.

         6.4 RIGHTS OF PARTICIPANTS. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time (with or without Cause), or confer upon any Participant any right to continue in the employ of the Company or any Subsidiary for any period of time or to continue to receive such Participant's current (or other) rate of compensation. No employee shall have a right to be selected as a Participant or, having been so selected, to be selected again as a Participant.

         6.5 AMENDMENT, SUSPENSION AND TERMINATION OF PLAN. The Board or the Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board or the Committee may deem advisable; provided, however, that no such amendment shall be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed, and no such amendment, suspension or termination shall impair the rights of Participants under outstanding Options without the consent of the Participants affected thereby, except as otherwise provided herein. No Options shall be granted hereunder after the tenth anniversary of the approval of the Plan by the stockholders of the company.

         6.6 AMENDMENT OF OUTSTANDING OPTIONS. The Committee may amend or modify the terms of any Option Agreement in any manner to the extent that the Committee would have the authority under the Plan initially to grant an option with such amended terms; provided that, except as expressly contemplated elsewhere herein or in the Option Agreement, no such amendment or modification shall impair the rights of any Participant under any outstanding Option without the consent of such Participant.

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         6.7 INDEMNIFICATION. In addition to such other rights of
indemnification as they may have as members of the Board or the Committee, the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted under the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided, however, that any such Committee member shall be entitled to the indemnification rights set forth in this Section
6.7 only if such member has acted in good faith and in a manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful, and further provided that, upon the institution of any such action, suit or proceeding, a Committee member shall give the Company written notice thereof and an opportunity to handle and defend the same before such Committee member undertakes to handle and defend it on his own behalf.

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